Exhibit 99.1

Hospitality Investors Trust, Inc.

Frequently Asked Questions and Answers with respect to Estimated Net Asset Value per Share

As of June 19, 2017

1.	Q.	How is the estimated net asset value per share of common stock (“NAV”) of Hospitality Investors Trust, Inc. (the “Company”) calculated?

A:	NAV is calculated by aggregating the estimated value of the Company’s individual hotels and other assets, less the sum of the estimated value of its liabilities and the liquidation preference of Contingently Redeemable Class C Units in the Company’s operating partnership (“Class C Units”), and dividing by the number of shares of common stock outstanding on a fully diluted basis as of March 31, 2017. The valuation is based on a number of estimates and assumptions that may not be accurate or complete, and is as of a specific date. NAV will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, including changes in interest rates, completion or commencement of capital improvements related to individual assets, and acquisitions or dispositions of assets.

NAV does not reflect any intangible value associated with a going concern, and the possibility that the Company’s shares of common stock could trade at a premium or a discount to the NAV if they were listed on a national securities exchange. One type of intangible value is “enterprise value” which may include an adjustment for a large number of assets, or a “portfolio premium,” given that some buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately.

2.	Q.	How were the Class C Units treated in the 2017 NAV calculation?

A:	The liquidation preference amount of $135 million of Class C Units issued to an affiliate of a real estate private equity fund managed by affiliates of Brookfield Asset Management Inc. (the “Brookfield Investor”) was treated like a liability at the current liquidation preference. The amount of the liquidation preference will increase over time as the Brookfield Investor continues to purchase additional Class C Units and to the extent the cash distributions on the Class C Units do not cover the preference rate on the Class C Units. Proceeds from subsequent issuances of Class C Units scheduled to occur through February 2019 will be utilized primarily to redeem the mandatorily redeemable preferred securities held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs, which are also treated as liabilities for the purposes of estimating NAV.

3.	Q.	What is the NAV and why did it decline year over year?

A:	On June 19, 2017, the Company’s Board of Directors (the “Board”) unanimously determined an NAV of $13.20 as of March 31, 2017.

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There are three primary reasons for the decline. The first reason for the NAV decline is the different independent third party valuation firms that assisted the Company in the NAV process in 2017 and 2016 used different estimates and assumptions in the NAV calculations with regard to the impact of brand mandated property improvement plans (“PIPs”). The 2017 NAV calculation includes estimates of future PIP costs and the impact of taking guest rooms out of service while PIP work is pending, reflecting greater certainty as to the timing, scope and cost of PIP work due to the Company’s negotiations with the brands and expected availability of cash from the capital commitment by the Brookfield Investor. The impact of the PIP estimates on the calculation of the NAV in future years is expected to diminish or be eliminated as PIP work is completed.

The second reason also relates to different estimates and assumptions in the NAV calculations, in this case regarding capitalization rates and future hotel revenues and expenses. For example, the 2017 NAV calculation includes generally higher exit capitalization rates reflecting an increase in the interest rate environment since the 2016 valuation. A higher capitalization rate applied to a hotel’s net operating income will result in a lower value of the hotel.

The third reason is the Company has more shares outstanding on March 31, 2017 compared to March 31, 2016, mainly because of stock distributions paid to shareholders and shares issued as part of the Company’s transition to self-management. From March 31, 2016 to March 31, 2017, the number of shares of common stock outstanding increased by approximately 3.0 million shares, or an increase of 8.1%. As a result of the monthly stock distributions, shareholders of the Company now own more shares.

4.	Q.	What steps has the Company taken to address its future capital requirements?

A:	In January 2017, the Company entered into a strategic transaction with the Brookfield Investor. Subject to certain conditions, the Brookfield Investor has agreed to invest $400 million in the Company in the form of Class C Units, $135 million of which was invested on March 31, 2017. This transaction, among other things, creates a partnership with a leading global real estate manager with $250 billion of assets under management, signals institutional affirmation of our investment strategy and is expected to provide liquidity to complete PIP renovations in a timely and efficient manner, thus maximizing property performance and asset values.

In April 2017 subsequent to the NAV calculation date of March 31, the Company refinanced two loans for an aggregate of $1.225 billion at a blended interest rate of LIBOR plus 3.02%. The loans afford the Company a meaningfully lower cost of capital, greater structural flexibility and maturity runway through 2022 on a significant portion of its mortgage debt. The lender consortium of Deutsche Bank, Citigroup, and JPMorgan further signals institutional affirmation of the Company’s strategy.

5.	Q.	How often does the Company update the NAV and what is the Company doing to increase the NAV over time?

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A:	It is currently anticipated that the Company will publish an updated NAV on at least an annual basis.

The Company will continue to implement its strategy, which is to acquire and operate institutional-quality select-service hotels located on the perimeter of primary markets and in secondary markets across the U.S. Our hotels are located proximate to powerful demand generators including hospitals, state capitals and major universities, as well as corporate, leisure and retail attractions. These assets are well-maintained, through strong relationships with award-winning and experienced management companies. Moreover, we are in the “rooms-only” business and we believe that the select-service model produces higher margins and superior performance due to a focus on the hotel departments with the highest profit margins.

We also intend to continue to explore select strategic opportunities to acquire premium hotels in-line with our investment strategy and sell certain lower quality portfolio hotels, subject to market conditions.

As part of the execution of our strategy, we engage in a constant process of renovating and improving our hotels. This includes our PIP reinvestment program which as discussed in the Company’s previous filings with the SEC, we are undertaking across a significant portion of our portfolio. The Company has incurred more than $150 million of PIP and capital reinvestments from its inception through March 31, 2017, and the PIP reinvestment program will continue over the next several years. We expect the PIPs will be accretive to the Company’s cash flow in future years and to enhance the performance of our hotel portfolio and thereby, we believe, increase the value of our portfolio and drive NAV higher.

We are pleased with the initial results of the PIP reinvestment program. For the first wave of 28 hotels that completed brand-mandated improvements during the first half of 2016, we have seen a significant post-renovation performance improvement.1 Enabled by the liquidity actions we have taken, we plan to continue to timely and opportunistically carry out our PIP reinvestment program.

6.	Q.	Why did the Company change valuation firms?

A:	The Company engaged Duff & Phelps, LLC (“Duff & Phelps”) for the 2016 NAV calculation. The Board determined to use a different valuation firm in 2017 because of the Company’s transition to self-management earlier in 2017 and Duff & Phelps’ historic relationship with the Company’s former advisor. Additionally, the new valuation firm had been engaged by the Company to perform financial accounting and valuation advisory services related to shares of common stock that were issued as part of the Company’s transition to self-management. Given the similarity of scope and timing of the NAV engagement, the Company, with unanimous approval of the Board, determined to use one firm to perform all valuation services.

7.	Q.	What is the name of the valuation firm engaged to provide the NAV valuation range during 2017?

1 See slide six of the Company’s Q1 2017 Investor Presentation, filed with the Securities and Exchange Commission as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated May 25, 2017. There can be no assurance that such improvement will continue in the future.

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A:	Per our engagement letter with the valuation firm, the Company is not authorized to identify them by name. However, the Company can disclose that the firm is a nationally recognized independent third party advisor with extensive experience in estimating the fair value of commercial real estate.

8.	Q.	When will the Company resume paying distributions?

A:	We suspended payment of the Company’s monthly distribution to shareholders effective January 14, 2017, simultaneous with entering into the investment agreement with the Brookfield Investor. Our intent is to preserve long-term stockholder value per share and allow the Company to reinvest as much of its net cash flow as possible into the portfolio with the ultimate goal of enhancing portfolio performance, maximizing shareholder value, and advancing the Company’s long-term plan for a liquidity event.

We do not expect to pay any distributions during 2017 and there can be no assurance that we will resume payment of distributions at any time in the future.

9.	Q.	Can I redeem my shares?

A:	The Company is not currently offering a redemption plan to shareholders, as its existing shareholder redemption plan was terminated in connection with the closing of the initial funding by the Brookfield Investor in March 2017. Similar to the distribution suspension, the termination of the redemption plan is intended to allow the Company to reinvest as much of its net cash flow as possible into the portfolio. We intend to periodically review reinstatement of the shareholder redemption program under certain circumstances, such as death and disability.

10.	Q.	What is my expected holding period?

A:	Although there can be no assurance of success, the Company’s objective is to achieve a liquidity event such as a merger, sale or listing on a securities exchange within the next three to six years.

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